Exhibit 99.1

News Release
International Paper Reports Fourth Quarter and Full-Year 2021 Results

MEMPHIS, Tenn. – January 27, 2022 – International Paper (NYSE: IP) today reported fourth quarter and full-year 2021 financial results.

FOURTH QUARTER AND FULL-YEAR 2021 HIGHLIGHTS

•Fourth quarter net earnings (loss) attributable to International Paper of $107 million ($0.28 per diluted share) compared with $864 million ($2.20 per diluted share) in the third quarter of 2021 and $153 million ($0.39 per diluted share) in the fourth quarter of 2020. Third quarter 2021 net earnings include a net after-tax gain of $350 million ($0.89 per diluted share) on the sale of our Kwidzyn, Poland mill. Fourth quarter adjusted operating earnings* (non-GAAP) of $301 million ($0.78 per diluted share) compared with $431 million ($1.10 per diluted share) in the third quarter of 2021 and $206 million ($0.53 per diluted share) in the fourth quarter of 2020.
•Full-year net earnings (loss) attributable to International Paper of $1.8 billion ($4.47 per diluted share) compared with $482 million ($1.22 per diluted share) for full-year 2020. Full-year adjusted operating earnings* (non-GAAP) of $1.3 billion ($3.20 per diluted share) compared with $848 million ($2.14 per diluted share) for full-year 2020.
•Fourth quarter cash provided by operations of $107 million, including approximately $240 million of income tax payments related to 2021 monetization transactions and approximately $60 million payroll tax payments related to the CARES Act. Full-year 2021 cash from operations of $2.0 billion compared with $3.1 billion for full-year 2020.
•Ilim equity earnings of $66 million, bringing full-year to $311 million
•Focused our portfolio, strengthened our balance sheet and returned significant cash to our shareowners:
◦Debt reduction of $1.4 billion, bringing full-year to $2.5 billion
◦Share repurchases of $413 million, bringing full-year to $811 million
◦Qualified pension plan fully funded
•Initiated meaningful actions to accelerate profitable growth and materially lower our cost structure.

“In 2021, International Paper grew revenue and earnings in a highly challenging operating and cost environment,” said Mark Sutton, Chairman and Chief Executive Officer. “Throughout 2021, we serviced strong customer demand while managing through significant operational and supply chain constraints. We focused our portfolio around corrugated packaging and initiated meaningful actions to accelerate profitable growth and materially lower our cost structure. Additionally, we returned $1.6 billion to shareowners through strong cash generation and reduced debt by $2.5 billion.”

Sutton added, “As we enter 2022, underlying customer demand remains solid, although we anticipate near-term pressure on volume due to Omicron-related labor and logistics constraints on the value chain. We expect to grow earnings in 2022 and are confident in our ability to accelerate value creation for our shareowners and customers as we take actions to Build a Better IP.”

Diluted Net EPS Attributable to International Paper Shareholders and Adjusted Operating EPS

	Fourth Quarter 2021	Third Quarter 2021	Fourth Quarter 2020	Full-Year 2021	Full-Year 2020
Net Earnings (Loss) Attributable to International Paper	$0.28	$2.20	$0.39	$4.47	$1.22
Less – Discontinued Operations (Gain) Loss	0.02	(1.10)	(0.22)	(1.61)	(0.64)
Net Earnings (Loss) from Continuing Operations	0.30	1.10	0.17	2.86	0.58
Add Back – Non-Operating Pension Expense (Income)	(0.10)	(0.09)	(0.02)	(0.38)	(0.08)
Add Back – Net Special Items Expense (Income)	0.58	0.09	0.38	0.72	1.64
Adjusted Operating Earnings*	$0.78	$1.10	$0.53	$3.20	$2.14

*    Adjusted operating earnings (non-GAAP) is defined as net earnings attributable to International Paper Company (GAAP) excluding discontinued operations, net special items and non-operating pension expense (income). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. For discussion of discontinued operations, net special items and non-operating pension expense (income), see the disclosure under Effects of Net Special Items, Discontinued Operations and Consolidated Statement of Operations and related notes included later in this release.

Select Financial Measures

(In millions)	Fourth Quarter 2021	Third Quarter 2021	Fourth Quarter 2020	Full-Year 2021	Full-Year 2020
Net Sales	$5,086	$4,914	$4,440	$19,363	$17,565
Net Earnings (Loss) Attributable to International Paper	107	864	153	1,752	482
Business Segment Operating Profit	415	490	310	1,635	1,539
Adjusted Operating Earnings	301	431	206	1,255	848
Cash Provided By (Used For) Operations	107	645	789	2,030	3,063
Free Cash Flow*	(94)	519	695	1,481	2,312

*    Free cash flow is a non-GAAP financial measure. A reconciliation of free cash flow to the most comparable GAAP measure, cash provided by (used for) operations, and disclosure regarding why we believe that free cash flow provides useful information to investors, is included later in this release.

SEGMENT INFORMATION
Business segment operating profits are used by International Paper's management to measure the earnings performance of its businesses and is calculated as set forth in footnote (h) below under "Sales and Earnings by Business Segment". As a result of the spin-off of our global Printing Papers business on October 1, 2021, the Printing Papers business segment has been eliminated and all current and prior year amounts have been adjusted to reflect this business as a discontinued operation. For discussion of discontinued operations, see the disclosure under Discontinued Operations included later in this release. Fourth quarter 2021 net sales by business segment and operating profit (loss) by business segment compared with the third quarter of 2021 and the fourth quarter of 2020 along with full year 2021 net sales by business segment and operating profit (loss) by business segment compared with full year 2020 are as follows:

Business Segment Results

(In millions)	Fourth Quarter 2021	Third Quarter 2021	Fourth Quarter 2020	Full-Year 2021	Full-Year 2020
Net Sales by Business Segment
Industrial Packaging	$4,255	$4,111	$3,771	$16,326	$14,900
Global Cellulose Fibers	717	740	599	2,732	2,393
Corporate and Inter-segment Sales	114	63	70	305	272
Net Sales	$5,086	$4,914	$4,440	$19,363	$17,565
Operating Profit (Loss) by Business Segment
Industrial Packaging	$414	$414	$415	$1,638	$1,757
Global Cellulose Fibers	1	76	(105)	(3)	(218)
Total Business Segment Operating Profit	$415	$490	$310	$1,635	$1,539
Industrial Packaging operating profits (losses) in the fourth quarter of 2021 were $414 million compared with $414 million in the third quarter of 2021. In North America, earnings increased reflecting higher sales prices for corrugated boxes and containerboard. Sales volumes were stable for corrugated boxes and increased for containerboard. These benefits were partially offset by increased distribution, wood fiber, recovered fiber and energy costs. Earnings in the fourth quarter of 2021 benefited from insurance recoveries. In Europe, earnings slightly improved reflecting seasonally higher volumes primarily in Morocco, mostly offset by higher energy costs. Average sales margins improved driven by an improved product mix.
Global Cellulose Fibers operating profits (losses) in the fourth quarter of 2021 were $1 million compared with $76 million in the third quarter of 2021. Earnings decreased primarily driven by higher planned maintenance outage expenses and input costs for energy and chemicals.Average sales prices were stable for fluff pulp and lower for market pulp. Sales volumes were slightly lower. Operating costs were higher driven by the non-repeat of favorable items in the third quarter of 2021. Distribution costs increased, reflecting the continued challenging export supply chain environment.
EQUITY METHOD INVESTMENTS
Ilim joint venture equity earnings (loss) were $66 million in the fourth quarter of 2021 compared with $95 million in the third quarter of 2021. Operationally, earnings decreased reflecting lower export sales prices for softwood pulp and hardwood pulp and domestic sales prices for containerboard. Lower maintenance outage expenses were more than offset by higher other costs.

CORPORATE EXPENSES
Corporate expenses were $49 million for the fourth quarter of 2021, compared with $13 million in the third quarter of 2021.

EFFECTIVE TAX RATE
The reported effective tax rate for the fourth quarter of 2021 was (11)%, compared to a 2021 third quarter reported effective tax rate of 15%. The reported effective tax rate in the fourth quarter reflects tax benefits recognized after the finalization of the 2020 state and local income tax returns. The effective tax in the fourth quarter also includes the tax benefit associated with the $238 million of debt extinguishment costs. The tax rate in the third quarter of 2021 reflects tax benefits recognized after the finalization of the 2020 U.S. Federal income tax return.
Excluding special items and non-operating pension expense, the operational effective tax rate for the fourth quarter of 2021 was 20%, compared with 15% for the third quarter of 2021.

EFFECTS OF SPECIAL ITEMS
Net special items in the fourth quarter of 2021 amount to a net after-tax charge of $222 million ($0.58 per diluted share) compared with a charge of $37 million ($0.09 per diluted share) in the third quarter of 2021 and a charge of $149 million ($0.38 per diluted share) in the fourth quarter of 2020. Net special items in all periods include the following charges (gains):

	Fourth Quarter 2021		Third Quarter 2021		Fourth Quarter 2020
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Restructuring and other charges, net:
Debt extinguishment costs	$238	$179	$35	$26	$65	$49
Building a Better IP (a)	29	22	—	—	—	—
Other	(1)	(1)	4	3	(1)	(1)
Total restructuring and other charges, net	266	200	39	29	64	48
Sylvamo investment - fair value adjustment (b)	32	24	—	—	—	—
Environmental remediation reserve adjustment	—	—	5	4	—	—
EMEA Packaging impairment - Turkey	—	—	—	—	123	123
Legal reserve adjustment	(5)	(4)	—	—	—	—
Tax benefit related to settlement of tax audits	—	—	—	—	—	(23)
Other	2	2	5	4	1	1
Total special items, net	$295	$222	$49	$37	$188	$149

(a)	See note (c) on the Consolidated Statement of Operations included later in this release.
(b)	See note (f) on the Consolidated Statement of Operations included later in this release.

DISCONTINUED OPERATIONS
Discontinued operations include the operating earnings of our former Printing Papers segment and EMEA Coated Paperboard and Pulp business including the Kwidzyn, Poland mill, divested in the third quarter of 2021. Discontinued operations also includes the following special items charges (gains):

	Fourth Quarter 2021		Third Quarter 2021		Fourth Quarter 2020
(In millions)	Before Tax	After Tax	Before Tax	After Tax	Before Tax	After Tax
Printing Papers spin-off	10	5	52	47	9	8
Foreign value-added tax credit (including interest)	—	—	15	10	—	—
Gain on sale of Kwidzyn, Poland mill	9	6	(360)	(350)	—	—
Gain on sale of La Mirada, CA distribution center	—	—	(86)	(65)	—	—
Foreign and state taxes related to Printing Papers spin-off	—	(3)	—	27	—	—
Tax benefit related to settlement of tax audits	—	—	—	—	—	(9)
Other	—	—	—	—	4	3
Total	$19	$8	$(379)	$(331)	$13	$2

EARNINGS WEBCAST
The company will host a webcast today to discuss earnings and current market conditions, beginning at 10 a.m. ET (9 a.m. CT). All interested parties are invited to listen to the webcast via the company’s website at internationalpaper.com by clicking on the Performance tab and going to the Presentations and Events/Webcasts and Presentations page. A replay of the webcast will also be on the website beginning approximately two hours after the call. Parties who wish to participate in the webcast via teleconference may dial +1 (409) 981-0132 or, within the U.S. only, (833) 614-9121, and ask to be connected to the International Paper fourth quarter earnings call. The conference ID number is 6192802. Participants should call in no later than 9:45 a.m. ET (8:45 a.m. CT). An audio-only replay will be available for ninety days following the call. To access the replay, dial +1 (404) 537-3406 or, within the U.S. only, (855) 859-2056 or (800) 585-8367, and when prompted for the conference ID, enter 6192802.

About International Paper
International Paper (NYSE: IP) is a leading global supplier of renewable fiber-based products. We produce corrugated packaging products that protect and promote goods, and enable worldwide commerce, and pulp for diapers, tissue and other personal care products that promote health and wellness. Headquartered in Memphis, Tenn., we employ approximately 38,000 colleagues globally. We serve customers worldwide, with manufacturing operations in North America, Latin America, North

Africa and Europe. Net sales for 2021 were $19.4 billion. In Russia, we have a 50/50 joint venture, Ilim Group, the country's largest integrated manufacturer of pulp and paper. Additional information can be found by visiting InternationalPaper.com.

Certain statements in this press release that are not historical in nature may be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “believes”, “estimates” and similar expressions identify forward-looking statements. These statements are not guarantees of future performance and reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) developments related to the COVID-19 pandemic, including the severity, magnitude and duration of the pandemic, the spread of new variants of the virus (including potential variants that may be more resistant to currently available vaccines and treatment), the effectiveness, acceptance and availability of vaccines, booster shots and medications and associated levels of vaccination, impacts of actions that may be taken by governmental authorities and private businesses in response to the pandemic, including vaccine mandates, impacts of the pandemic on global and domestic economic conditions, including with respect to commercial activity, our customers and business partners, consumer preferences and demand, supply chain shortages and disruptions, inflationary pressures and disruptions in the credit, capital or financial markets; (ii) risks with respect to climate change and global, regional and local weather conditions, as well as risks related to our ability to meet targets and goals with respect to climate change and the emission of GHGs and other environmental, social and governance matters, (iii) the level of our indebtedness and changes in interest rates; (iv) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy sources and transportation sources, the availability of labor and competitive labor market conditions, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products (including any such changes resulting from the COVID-19 pandemic); (v) domestic and global economic conditions and political changes, changes in currency exchange rates, trade protectionist policies, downgrades in our credit ratings, and/or the credit ratings of banks issuing certain letters of credit, issued by recognized credit rating organizations; (vi) the amount of our future pension funding obligations, and pension and health care costs; (vii) unanticipated expenditures or other adverse developments related to compliance with existing and new environmental, tax, labor and employment, privacy, anti-bribery and anti-corruption, and other U.S. and non-U.S. governmental laws and regulations (including new legal requirements arising from the COVID-19 pandemic); (viii) any material disruption at any of our manufacturing facilities or other adverse impact on our operations due to severe weather, natural disasters, climate change or other causes; (ix) risks inherent in conducting business through joint ventures; (x) our ability to achieve the benefits expected from, and other risks associated with, acquisitions, joint ventures, divestitures and other corporate transactions, (xi) cybersecurity and information technology risks; (xii) loss contingencies and pending, threatened or future litigation, including with respect to environmental related matters; (xiii) our failure to realize the anticipated benefits of the spin-off of Sylvamo Corporation and the qualification of such spin-off as a tax-free transaction for U.S. federal income tax purposes; and (xiv) our ability to attract and retain qualified personnel. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements can be found in our press releases and SEC filings. In addition, other risks and uncertainties not presently known to the Company or that we currently believe to be immaterial could affect the accuracy of any forward-looking statements. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

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Contacts:
Media: Amy Simpson, 901-419-4964 Investors: Guillermo Gutierrez; 901-419-1731; Michele Vargas, 901-419-7287.

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Operations
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2021		2020		2021		2021		2020
Net Sales	$5,086		$4,440		$4,914		$19,363		$17,565
Costs and Expenses
Cost of products sold	3,659	(a)	3,140	(i)	3,423	(a)	13,832	(a)	12,339	(i)
Selling and administrative expenses	344	(b)	361	(j)	343	(b)	1,385	(b)	1,353	(j)
Depreciation, amortization and cost of timber harvested	277		281		280		1,097		1,091	(k)
Distribution expenses	402		331		365		1,444		1,287
Taxes other than payroll and income taxes	33		32		35		139		136
Restructuring and other charges, net	266	(c)	64	(l)	39	(c)	509	(c)	195	(l)
Net (gains) losses on sales and impairments of businesses	—		118	(m)	—		(7)	(d)	465	(m)
Net (gains) losses on sales of equity method investments	—		—		—		(204)	(e)	(35)	(n)
Net (gains) losses on mark to market investments	32	(f)	—		—		32	(f)	—
Interest expense, net	76		99		82		337		446	(o)
Non-operating pension expense (income)	(47)		(10)		(50)		(200)		(41)
Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	44		24		397		999		329
Income tax provision (benefit)	(5)		23	(p)	59		188		176	(p)
Equity earnings (loss), net of taxes	66		64		94		313		77
Earnings (Loss) From Continuing Operations	115		65		432		1,124		230
Discontinued Operations, net of taxes	(8)	(g)	88	(q)	432	(g)	630	(g)	252	(q)
Net Earnings (Loss)	107		153		864		1,754		482
Less: Net earnings (loss) attributable to noncontrolling interests	—		—		—		2	(h)	—
Net Earnings (Loss) Attributable to International Paper Company	$107		$153		$864		$1,752		$482
Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.30		$0.17		$1.11		$2.88		$0.59
Discontinued operations	(0.02)		0.22		1.11		1.62		0.64
Net earnings (loss)	$0.28		$0.39		$2.22		$4.50		$1.23
Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings (loss) from continuing operations	$0.30		$0.17		$1.10		$2.86		$0.58
Discontinued operations	(0.02)		0.22		1.10		1.61		0.64
Net earnings (loss)	$0.28		$0.39		$2.20		$4.47		$1.22
Average Shares of Common Stock Outstanding - Diluted	387.1		395.9		392.6		392.4		395.7

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes pre-tax income of $5 million ($4 million after taxes) for the three months and twelve months ended December 31, 2021 for a legal reserve adjustment, pre-tax charges of $5 million ($4 million after taxes) and $10 million ($7 million after taxes) for the three months ended September 30, 2021 and the twelve months ended December 31, 2021, respectively, for environmental remediation reserve adjustments and a pre-tax loss of $21 million ($16 million after taxes) for the twelve months ended December 31, 2021 related to the impairment of real estate.
(b)	Includes a charge of $2 million (before and after taxes) and pre-tax charges of $5 million ($4 million after taxes) and $11 million ($9 million after taxes) for the three months ended December 31, 2021 and September 30, 2021 and the twelve months ended December 31, 2021, respectively, for costs associated with our Building a Better IP initiative and a pre-tax charge of $3 million ($2 million after taxes) for the twelve months ended December 31, 2021 for other costs.

(c)	Includes pre-tax charges of $238 million ($179 million after taxes), $35 million ($26 million after taxes) and $461 million ($347 million after taxes) for the three months ended December 31, 2021 and September 30, 2021 and the twelve months ended December 31, 2021, respectively, for debt extinguishment costs, a pre-tax charge of $29 million ($22 million after taxes) for the three months and twelve months ended December 31, 2021 for severance related to our Building a Better IP initiative, a pre-tax charge of $12 million ($10 million after taxes) for the twelve months ended December 31, 2021 for severance related to the optimization of our EMEA Packaging business and income of $1 million (before and after taxes) and pre-tax charges of $4 million ($3 million after taxes) and $7 million ($5 million after taxes) for the three months ended December 31, 2021 and September 30, 2021 and the twelve months ended December 31, 2021, respectively, for other costs.

(d)	Includes a pre-tax gain of $7 million ($1 million after taxes) for the twelve months ended December 31, 2021 related to the sale of our EMEA Packaging business in Turkey.

(e)	Includes a pre-tax gain of $204 million ($154 million after taxes) for the twelve months ended December 31, 2021 related to the monetization of our equity investment in Graphic Packaging.

(f)	Includes a pre-tax charge of $32 million ($24 million after taxes) for the three months and twelve months ended December 31, 2021 related to the fair value adjustment of our investment in Sylvamo Corporation.

(g)
Includes pre-tax charges of $10 million ($5 million after taxes), $52 million ($47 million after taxes) and $111 million ($92 million after taxes) for the three months ended December 31, 2021 and September 30, 2021 and the twelve months ended December 31, 2021 for costs associated with the spin-off of our Printing Papers business, a pre-tax charge of $9 million ($6 million after taxes) and pre-tax gains of $360 million ($350 million after taxes) and $351 million ($344 million after taxes) for the three months ended December 31, 2021 and September 30, 2021 and the twelve months ended December 31, 2021, respectively, related to the sale of our Kwidzyn, Poland mill, a pre-tax charge of $15 million ($10 million after taxes) and pre-tax income of $55 million ($37 million after taxes) for the three months ended September 30, 2021 and the twelve months ended December 31, 2021, respectively, for the accrual of a foreign value-added tax credit which transferred to Sylvamo Corporation effective with the spin-off on October 1, 2021, a pre-tax gain of $86 million ($65 million after taxes) for the three months ended September 30, 2021 and the twelve months ended December 31, 2021 related to the sale of our La Mirada, California distribution center and a tax benefit of $3 million and tax expenses of $27 million and $24 million for the three months ended December 31, 2021 and September 30, 2021 and the twelve months ended December 31, 2021, respectively, for foreign and state taxes associated with the spin-off of our Printing Papers business.

(h)
Includes the allocation of income to noncontrolling interest of $1 million (before and after taxes) for the twelve months ended December 31, 2021 associated with the sale of our EMEA Packaging business in Turkey.

(i)	Includes a pre-tax charge of $41 million ($31 million after taxes) for the twelve months ended December 31, 2020 for environmental remediation reserve adjustments, a pre-tax charge of $43 million ($33 million after taxes) for the twelve months ended December 31, 2020 for an asbestos litigation reserve adjustment, a pre-tax charge of $14 million ($11 million after taxes) for the twelve months ended December 31, 2020 for the removal of abandoned property at our mills, a net charge of $11 million (before and after taxes) for the twelve months ended December 31, 2020 associated with our investment in India, pre-tax income of $2 million ($1 million after taxes) for the twelve months ended December 31, 2020 for the accrual of a foreign value-added tax refund, and charges of $1 million (before and after taxes) and $3 million (before and after taxes) for the three months and twelve months ended December 31, 2020, respectively, for other costs.

(j)	Includes pre-tax charges of $5 million ($4 million after taxes) for the three months ended and twelve months ended December 31, 2020 for other costs.

(k)	Includes a charge of $1 million (before and after taxes) for the twelve months ended December 31, 2020 for accelerated depreciation associated with the conversion of a paper machine at our Riverdale mill to containerboard production.

(l)	Includes pre-tax charges of $65 million ($49 million after taxes) and $196 million ($147 million after taxes) for the three months and twelve months ended December 31, 2020, respectively, for debt extinguishment costs and income of $1 million (before and after taxes) for the three months and twelve months ended December 31, 2020 for other items.

(m)	Includes a loss of $123 million (before and after taxes) for the three months and twelve months ended December 31, 2020 related to the sale of our EMEA Packaging business in Turkey for the write off of cumulative translation adjustment, a pre-tax charge of $348 million ($341 million after taxes) for the twelve months ended December 31, 2020 related to the sale of our Brazil Packaging business, consisting of a pre-tax loss of $19 million ($12 million after taxes) on the net assets and a loss of $329 million (before and after taxes) for the write off of cumulative translation adjustment and pre-tax income of $5 million ($4 million after taxes) and $6 million ($5 million after taxes) for the three months and twelve months ended December 31, 2020, respectively, for other items.

(n)	Includes a pre-tax gain of $33 million ($25 million after taxes) for the twelve months ended December 31, 2020 related to the monetization of our equity investment in Graphic Packaging.

(o)	Includes income of $1 million (before and after taxes) for the twelve months ended December 31, 2020 for interest income associated with the accrual of a foreign value-added tax refund.

(p)	Includes a tax benefit of $23 million for the three months and twelve months ended December 31, 2020 related to the settlement of tax audits.

(q)	Includes a pre-tax charge of $9 million ($8 million after taxes) for the three months and twelve months ended December 31, 2020 for costs associated with the spin-off of our Printing Papers business, a pre-tax charge of $7 million ($6 million after taxes) for the twelve months ended December 31, 2020 for environmental remediation reserve adjustments, a tax benefit of $9 million for the three months and twelve months ended December 31, 2020 related to the settlement of tax audits and pre-tax charges of $4 million ($3 million after taxes) and $4 million ($2 million after taxes) for the three months and twelve months ended December 31, 2020, respectively, for other costs.

INTERNATIONAL PAPER COMPANY
Reconciliation of Net Earnings (Loss) Attributable to International Paper Company to Adjusted Operating Earnings
Preliminary and Unaudited
(In millions, except per share amounts)

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2021	2020	2021	2021	2020
Net Earnings (Loss) Attributable to International Paper Company	$107	$153	$864	$1,752	$482
Less: Discontinued operations (gain) loss	8	(88)	(432)	(630)	(252)
Earnings (Loss) from Continuing Operations, including non-controlling interest	115	65	432	1,122	230
Add back: Non-operating pension expense (income)	(36)	(8)	(38)	(151)	(31)
Add back: Net Special items expense (income)	222	149	37	284	649
Adjusted Operating Earnings	$301	$206	$431	$1,255	$848

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2021	2020	2021	2021	2020
Diluted Earnings per Common Share as Reported	$0.28	$0.39	$2.20	$4.47	$1.22
Less: Discontinued operations (gain) loss	0.02	(0.22)	(1.10)	(1.61)	(0.64)
Continuing Operations	0.30	0.17	1.10	2.86	0.58
Add back: Non-operating pension expense (income)	(0.10)	(0.02)	(0.09)	(0.38)	(0.08)
Add back: Net Special items expense (income)	0.58	0.38	0.09	0.72	1.64
Adjusted Operating Earnings per Share	$0.78	$0.53	$1.10	$3.20	$2.14
Notes:
The Company calculates Adjusted Operating Earnings (non-GAAP) by excluding the after-tax effect of discontinued operations, non-operating pension expense (income) and items considered by management to be unusual (net special items) as reflected in the Consolidated Statement of Operations and related notes included in this release from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present consolidated operating results. The Company believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings (loss) attributable to International Paper is the most directly comparable GAAP measure.

Since diluted earnings per share are computed independently for each period, twelve-month per share amounts may not equal the sum of respective quarters.

INTERNATIONAL PAPER COMPANY
Sales and Earnings by Business Segment
Preliminary and Unaudited
(In millions)
Net Sales by Business Segment

	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2021		2020		2021		2021		2020
Industrial Packaging	$4,255		$3,771		$4,111		$16,326		$14,900
Global Cellulose Fibers	717		599		740		2,732		2,393
Corporate and Inter-segment Sales	114		70		63		305		272
Net Sales	$5,086		$4,440		$4,914		$19,363		$17,565
Operating Profit (Loss) by Business Segment
	Three Months Ended December 31,				Three Months Ended September 30,		Twelve Months Ended December 31,
	2021		2020		2021		2021		2020
Industrial Packaging	$414		$415		$414		$1,638		$1,757
Global Cellulose Fibers	1		(105)		76		(3)		(218)
Total Business Segment Operating Profit	$415		$310		$490		$1,635		$1,539

Earnings (Loss) Before Income Taxes and Equity Earnings	$44		$24		$397		$999		$329
Interest expense, net	76		99		82		337		446	(d)
Noncontrolling interest adjustment (g)	(2)		—		(1)		(5)	(a)	—
Corporate expenses, net	49		9		13		134		62
Corporate net special items	282	(b)	70	(e)	49	(b)	352	(b)	262	(e)
Business net special items	13	(c)	118	(f)	—	(c)	18	(c)	481	(f)
Non-operating pension expense (income)	(47)		(10)		(50)		(200)		(41)
Business Segment Operating Profit (h)	$415		$310		$490		$1,635		$1,539
Equity Earnings (Loss) in Ilim S.A., Net of Taxes	$66		$53		$95		$311		$48
Equity Earnings (Loss) in Graphic Packaging International Partners, LLC	$—		$11		$—		$4		$40

(a)	Includes the allocation of income to noncontrolling interest of $1 million for the twelve months ended December 31, 2021 associated with the sale of our EMEA Packaging business in Turkey.
(b)	Includes charges of $238 million, $35 million and $461 million for the three months ended December 31, 2021 and September 30, 2021 and the twelve months ended December 31, 2021, respectively, for debt extinguishment costs, a charge of $32 million for the three months and twelve months ended December 31, 2021 related to the fair value adjustment of our investment in Sylvamo Corporation, charges of $17 million, $5 million and $26 million for the three months ended December 31, 2021 and September 30, 2021 and the twelve months ended December 31, 2021, respectively, for costs associated with our Building a Better IP initiative, income of $5 million for the three months and twelve months ended December 31, 2021 related to a legal reserve adjustment, charges of $5 million and $10 million for the three months ended September 30, 2021 and the twelve months ended December 31, 2021, respectively, for environmental remediation reserve adjustments, a loss of $21 million for the twelve months ended December 31, 2021 related to the impairment of real estate, a gain of $204 million for the twelve months ended December 31, 2021 related to the monetization of our remaining equity investment in Graphic Packaging and charges of $4 million and $11 million for the three months ended September 30, 2021 and the twelve months ended December 31, 2021, respectively, for other costs.
(c)	Related to Industrial Packaging, includes a charge of $11 million for the three months and twelve months ended December 31, 2021 for costs associated with our Building a Better IP initiative, a net gain of $7 million for the twelve months ended December 31, 2021 partially offset by the allocation of gain to noncontrolling interest of $1 million, for the twelve months ended December 31, 2021 related to the sale of our EMEA Packaging business in Turkey, a charge of $12 million for the twelve months ended December 31, 2021 for severance related to the optimization of our EMEA Packaging business and income of $1 million for the three months and twelve months ended December 31, 2021 for other items.

Related to Global Cellulose Fibers, includes a charge of $3 million for the three months and twelve months ended December 31, 2021 for costs associated with our Building a Better IP initiative.
(d)	Includes income of $1 million for the twelve months ended December 31, 2020 for interest income associated with the accrual of a foreign value-added tax credit.
(e)	Includes charges of $65 million and $196 million for the three months and twelve months ended December 31, 2020, respectively, for debt extinguishment costs, a charge of $43 million for the twelve months ended December 31, 2020 for an asbestos litigation reserve adjustment, a charge of $41 million for the twelve months ended December 31, 2020 for an environmental remediation reserve adjustment, a net charge of $11 million for the twelve months ended December 31, 2020 associated with our investment in India, a gain of $33 million for the twelve months ended December 31, 2020 related to the monetization of our equity investment in Graphic Packaging, income of $1 million for the twelve months ended December 31, 2020 related to the impairment of the net assets of our Brazil Packaging business and a charge of $5 million for the three months and twelve months ended December 31, 2020 for other costs.
(f)	Related to Industrial Packaging, includes a loss of $123 million for the three months and twelve months ended December 31, 2020 related to the the sale of our EMEA Packaging business in Turkey for the write off of cumulative translation adjustment, a charge of $349 million for the twelve months ended December 31, 2020 related to the sale of our Brazil Packaging business, consisting of a loss of $20 million on the net assets and a loss of $329 million for the write off of cumulative translation adjustment, a charge of $9 million for the twelve months ended December 31, 2020 for the removal of abandoned property at our mills, a charge of $1 million for the twelve months ended December 31, 2021 for accelerated depreciation associated with the conversion of a paper machine at our Riverdale mill to containerboard production, income of $2 million for the twelve months ended December 31, 2020 for the accrual of a foreign value-added tax credit and income of $5 million and $4 million for the three months and twelve months ended December 31, 2020, respectively, for other costs.
Related to Global Cellulose Fibers, includes a charge of $5 million for the twelve months ended December 31, 2020 for the removal of abandoned property at our mills.
(g)	Operating profits for business segments include each segment's percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest for these subsidiaries is adjusted here to present consolidated earnings before income taxes and equity earnings.
(h)	As set forth in the chart above, business segment operating profit is defined as earnings (loss) from continuing operations before income taxes and equity earnings, but including the impact of noncontrolling interests, and excluding interest expense, net, corporate expenses, net, corporate net special items, business net special items and non-operating pension expense. Business segment operating profit is a measure reported to our management for purposes of making decisions about allocating resources to our business segments and assessing the performance of our business segments and is presented in our financial statement footnotes in accordance with ASC 280.

INTERNATIONAL PAPER COMPANY
Sales Volume by Product (a)
Preliminary and Unaudited
International Paper Consolidated

	Three Months Ended December 31,		Three Months Ended September 30,	Twelve Months Ended December 31,
	2021	2020	2021	2021	2020
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (b)	2,681	2,771	2,689	10,787	10,671
Containerboard	775	727	710	2,893	3,097
Recycling	576	551	521	2,223	2,181
Saturated Kraft	46	35	45	186	158
Gypsum /Release Kraft	55	55	56	234	209
EMEA Packaging (b)	367	437	334	1,546	1,627
Brazilian Packaging (b)	—	—	—	—	271
Industrial Packaging	4,500	4,576	4,355	17,869	18,214

Global Cellulose Fibers (In thousands of metric tons) (c)	724	787	748	2,970	3,159

(a)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.

(b)	Volumes for corrugated box sales reflect consumed tons sold (CTS). Board sales by these businesses reflect invoiced tons.

(c)	Includes North American volumes and internal sales to mills.

INTERNATIONAL PAPER COMPANY
Consolidated Balance Sheet
Preliminary and Unaudited
(In millions)

	December 31, 2021	December 31, 2020
Assets
Current Assets
Cash and Temporary Investments	$1,295	$468
Accounts and Notes Receivable, Net	3,232	2,632
Contract Assets	378	331
Inventories	1,814	1,626
Current Financial Assets of Variable Interest Entities	—	4,850
Current Assets of Discontinued Operations	—	1,050
Current Investments	245	—
Assets Held for Sale	—	138
Other	132	141
Total Current Assets	7,096	11,236
Plants, Properties and Equipment, Net	10,441	10,945
Forestlands	18	18
Investments	751	1,178
Long-Term Financial Assets of Variable Interest Entities	2,275	2,257
Goodwill	3,130	3,115
Overfunded Pension Plan Assets	595	—
Right of Use Assets	365	387
Long-Term Assets of Discontinued Operations	—	1,954
Deferred Charges and Other Assets	572	628
Total Assets	$25,243	$31,718
Liabilities and Equity
Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$196	$26
Current Nonrecourse Financial Liabilities of Variable Interest Entities	—	4,220
Accounts Payable and Other Current Liabilities	3,948	3,362
Current Liabilities of Discontinued Operations	—	495
Liabilities Held for Sale	—	181
Total Current Liabilities	4,144	8,284
Long-Term Debt	5,383	8,042
Long-Term Nonrecourse Financial Liabilities of Variable Interest Entities	2,099	2,092
Deferred Income Taxes	2,618	2,572
Underfunded Pension Benefit Obligation	377	1,032
Postretirement and Postemployment Benefit Obligation	205	235
Long-Term Lease Obligations	236	256
Long-Term Liabilities of Discontinued Operations	—	369
Other Liabilities	1,099	968
Equity
Invested Capital, Net of Treasury Stock	53	(216)
Retained Earnings	9,029	8,070
Total International Paper Shareholders’ Equity	9,082	7,854
Noncontrolling interests	—	14
Total Equity	9,082	7,868
Total Liabilities and Equity	$25,243	$31,718

INTERNATIONAL PAPER COMPANY
Consolidated Statement of Cash Flows
Preliminary and Unaudited
(In millions)

	Twelve Months Ended December 31,
	2021	2020
Operating Activities
Net earnings (loss)	$1,754	$482
Depreciation, amortization and cost of timber harvested	1,210	1,287
Deferred income tax expense (benefit), net	(291)	9
Restructuring and other charges, net	509	195
Periodic pension (income) expense, net	(112)	32
Net (gains) losses on mark to market investments	32	—
Net (gains) losses on sales and impairments of businesses	(358)	465
Net (gains) losses on sales of equity method investments	(205)	(35)
Net (gains) losses on sales of fixed assets	(86)	—
Equity method dividends received	159	162
Equity (earnings) losses, net	(313)	(77)
Other, net	157	219
Changes in current assets and liabilities
Accounts and notes receivable	(596)	59
Contract assets	(49)	35
Inventories	(263)	35
Accounts payable and accrued liabilities	519	141
Interest payable	(32)	(55)
Other	(5)	109
Cash Provided By (Used For) Operating Activities	2,030	3,063
Investment Activities
Invested in capital projects, net of insurance recoveries	(549)	(751)
Acquisitions, net of cash acquired	(80)	(65)
Proceeds from sales of equity method investments	908	500
Proceeds from sales of businesses, net of cash divested	827	40
Proceeds from settlement of Variable Interest Entity installment notes	4,850	—
Proceeds from sale of fixed assets	101	8
Other	(3)	(1)
Cash Provided By (Used For) Investment Activities	6,054	(269)
Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(839)	(42)
Issuance of debt	1,512	583
Reduction of debt	(2,509)	(2,278)
Change in book overdrafts	65	35
Dividends paid	(780)	(806)
Reduction of Variable Interest Entity loans	(4,220)	—
Distribution to Sylvamo Corporation	(130)	—
Net debt tender premiums paid	(456)	(188)
Other	(18)	(4)
Cash Provided By (Used for) Financing Activities	(7,375)	(2,700)
Cash Included in Assets Held for Sale	—	(2)
Effect of Exchange Rate Changes on Cash and Temporary Investments and Restricted Cash	(9)	(8)
Change in Cash and Temporary Investments and Restricted Cash	700	84
Cash and Temporary Investments and Restricted Cash
Beginning of the period	595	511
End of the period	$1,295	$595

INTERNATIONAL PAPER COMPANY
Reconciliation of Cash Provided by Operations to Free Cash Flow
Preliminary and Unaudited
(In millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Cash Provided By (Used For) Operating Activities	$107	$789	$2,030	$3,063
Adjustments:
Cash invested in capital projects, net of insurance recoveries	(201)	(94)	(549)	(751)
Free Cash Flow	$(94)	$695	$1,481	$2,312

Free cash flow is a non-GAAP measure and the most directly comparable GAAP measure is cash provided by operations. Management believes that free cash flow is useful to investors as a liquidity measure because it measures the amount of cash generated that is available, after reinvesting in the business, to maintain a strong balance sheet, pay dividends, repurchase stock, service debt and make investments for future growth. It should not be inferred that the entire free cash flow amount is available for discretionary expenditures. By adjusting for certain items that are not indicative of the Company’s ongoing performance, free cash flow also enables investors to perform meaningful comparisons between past and present periods.

The non-GAAP financial measures presented in this release have limitations as analytical tools and should not be considered in isolation or as a substitute for an analysis of our results calculated in accordance with GAAP. In addition, because not all companies use identical calculations, the Company’s presentation of non-GAAP measures in this release may not be comparable to similarly titled measures disclosed by other companies, including companies in the same industry as International Paper.

Management believes non-GAAP financial measures, when used in conjunction with information presented in accordance with GAAP, can facilitate a better understanding of the impact of various factors and trends on the Company’s financial condition and results of operations. Management also uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance.